EXHIBIT 10.5

www.esi.com

13900 N.W. Science Park Drive
Portland, Oregon 97229-5497
503.641.4141 T
503.643.4873 F

July 7, 2006

John Metcalf

624 Atwater Road

Lake Oswego, OR 97034

Dear John:

I am pleased to extend to you an offer of employment to join us as Senior Vice President of Administration, Chief Financial Officer and Corporate Secretary with additional functional responsibility for IT, Legal and Facilities, reporting directly to me with a start date of September 5, 2006. Your election as an officer of the Company will require Board approval (which I expect to obtain at the Board meeting to be held on July 20, 2006).

The terms of the offer provide an annual base salary of two hundred seventy thousand dollars ($270,000.00), paid semi monthly.

The offer also includes a non qualified option to purchase one hundred thousand (100,000) shares of ESI common stock issued as an inducement grant with terms substantially as set forth in ESI’s 2004 Stock Incentive Plan. One quarter of these options shall vest on each of the first four anniversaries of the grant date. The option price will be the market closing price on your first day of employment. For information about the stock incentive plan, refer to the 2004 Stock Incentive Plan Prospectus.

You will be eligible to participate in ESI’s companywide bonus program. Under the FY’07 plan, you are targeted to receive a cash bonus equal to sixty percent (60%) of your base salary if certain company and individual performance targets (as determined by the Board of Directors in its sole discretion) are achieved. If performance targets are exceeded you could receive up to an amount not to exceed 200% of your bonus target. Your bonus for FY’07 will be prorated based on the number of months you worked for ESI during the 2007 fiscal year.

You will also receive a sign-on bonus of four thousand (4,000) restricted stock units issued under the terms and conditions of ESI’s 2004 Stock Incentive Plan. These will be granted on the first day of your employment. One half of these will vest 90 days after the grant date; the remaining one half of these will vest one year and 90 days after the grant date.

As an officer of the company, you are eligible to participate in ESI’s non-qualified deferred compensation plan. You will also be covered by a change in control agreement (CIC) with terms established by the Board of Directors in May of 2006. A separate CIC agreement will be given to you to execute.

As a regular full-time employee, you are eligible to participate in ESI’s employee benefit program. The benefits available to you are defined in plan documents which may change from time to time. Refer to the enclosed 2004 Benefit Program for a summary of ESI’s current benefits.

Your performance and salary will be reviewed annually in accordance with ESI’s employment policies.

We understand that when you join ESI, you will remain a partner in Tatum LLC. You acknowledge that (i) your partnership status will not interfere with your responsibilities as a full-time employee of the Company, (ii) that no confidences of ESI will be shared with Tatum or any of its partners (iii) that any financial obligations that you may have with respect to your Tatum partnership status will be borne by you and shall not be the obligation of ESI and (iv) that, unless approved in advance by the Company, Tatum will not solicit any employee of the Company to become a partner of Tatum or to perform services on its behalf.

Further, if you voluntarily terminate your employment with ESI within one year of your start date, you agree to repay a pro rata portion of the one hundred eight thousand dollar ($108,000.00) placement fee that it paid to Tatum as consideration for your employment with ESI. The amount of the fee to be paid will be calculated on a pro rata basis for the portion of the one year period that you are not voluntarily employed by ESI.

This offer is conditioned upon our negotiation of a Full-Time Permanent Engagement Agreement with Tatum on terms satisfactory to us.

The following are pre-conditions to your employment with ESI:

1. In accordance with the Immigration Reform & Control Act of 1986, employment in the United States is conditional upon proof of eligibility to legally work in the United States by completing the Employment Eligibility Verification Form (I-9). You are required to present one document from Column A or one document from column B and one document from column C (view the attached list) on your first day of employment. If you do not have sufficient documents, please contact me prior to your first day of employment as your employment may be impacted. You must also present a valid social security card in order to satisfy IRS and Social Security Administration requirements. (Note: The social security card may also be used to satisfy the column C requirement as explained above.)

2. As an employee of ESI you will have access to confidential information and you may, during the course of your employment, develop information or inventions which are the property of ESI. To protect the interests of ESI, you are required to sign and return the Company’s standard “Employee Confidentiality and Assignment Agreement”. We wish to impress upon you that we do not wish you to bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to your former employer; ESI is making this offer on the understanding that you are not subject to any non-compete or other agreement that would restrict your employment at ESI.

This offer is contingent upon satisfactory completion of a reference check.

I am very excited about your joining ESI and look forward to a beneficial and productive relationship. This offer of employment is extended to you through the end of business, Monday July 10, 2006. This letter outlines all aspects of the employment offer discussed with you. If you agree that this letter is correct in all aspects and you accept our offer of employment, please sign and fax a copy of this letter to 503-671-5698 on Monday, July 10, 2006 and return the original and both copies of the enclosed Confidentiality Agreement and the Application for Employment prior to your start date.

On your first day, please come to the reception area on our campus at 13900 N.W. Science Park Drive and ask for Shay McDonald. A representative from Human Resources will assist you with the completion of various employment documents.

I look forward to your employment at ESI.

Sincerely,

Nick Konidaris
Chief Executive Officer
Electro Scientific Industries

Offer Acceptance

I accept this offer of employment. In so doing, I understand that I must complete the contingencies outlined herein, and agree that my employment with ESI is at-will, that I am not employed for any specified duration and that my employment may be terminated by myself or the Company at any time, with or without cause and with or without notice.

7/9/06
Signature	Date

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